Exhibit 99.1

News Release

For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

Cornerstone Bank Assets Now Exceed $150 Million After 1st Quarter 2006

WILSON — CB Financial Corporation, the Wilson-based single bank holding company that owns Cornerstone Bank, eclipsed the $150 million threshold for assets, reporting assets of $151,085,000 as of March 31, 2006. That’s an increase of 20.19 percent from the same period a year ago.
The company also grew substantially in loans and in deposits. Loans as of March 31, 2006 were $113.7 million and deposits were $128.6 million. Those were increases of 23.74 and 12.69 percent over the same period last year.
Earnings for the first quarter 2006 were $234,798, even after dropping $399,636 into loan loss reserves. The increase in loan loss provisions, now at $1.7 million, allows for coverage of real or potential losses.
“After five full years of operations, we can expect a few problem loans, including the 11 bankruptcies recorded just prior to changes in federal bankruptcy laws. More than one thousand bankruptcy cases were filed in Wilson County this past October.” Cornerstone Bank president Norm Osborn said. “Part of that goes with the economy, part with legal maneuverings, and part with being a community lender.”
“We have prepared well and our capital position is strong, more than double the regulatory minimum to be considered well capitalized,” Osborn added. “While loan provisions affect current earnings, we believe we will still collect admirably and show increasing profits going forward.”
Cornerstone chairman Tom Brown noted that “Our company is performing well, and we continue to grow and serve the Wilson community. We believe that at the end of this year, our net profit will be comparable to last year, even with the aggressive stance in reserves. Our people know our community and know that we are a friend of small businesses.”
Cornerstone has enjoyed a boost in deposits due to the opening of a second branch at the Parkwood Mall, which is far exceeding projections. Activity in mortgage lending also remains active, despite a statewide slow-down.
For more information about Cornerstone Bank products and services, or stock information, call 252/243-5588.

May 9, 2006

Disclosures About Forward Looking Statements

The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, or general conditions.